As filed with the Securities and Exchange Commission on July 20, 2020
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT
Under The Securities Act of 1933

RealPage, Inc.
(Exact name of registrant as specified in its charter)

Delaware	75-2788861
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2201 Lakeside Blvd. Richardson, Texas 75082-4305
(Address of principal executive offices, including zip code)

RealPage, Inc. 2020 Equity Incentive Plan
(Full title of the plan)

David G. Monk RealPage, Inc. 2201 Lakeside Blvd. Richardson, Texas 75082-4305 (972) 820-3000
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer [X]                 Accelerated filer [☐]
Non-accelerated filer [☐]                 Smaller reporting company [☐]
Emerging growth company [☐]
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [☐]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Common Stock, $0.001 par value per share, issuable under the 2020 Equity Incentive Plan	12,836,687	$63.89	$820,135,932.43	$106,453.65

(1)
Amount includes (i) 3,201,290 shares of common stock that have been reserved but not issued pursuant to any awards under the registrant’s 2010 Equity Incentive Plan as of June 3, 2020 (i.e., the date the 2020 Equity Incentive Plan was approved by the registrant’s stockholders), and (ii) up to 3,635,397 shares of common stock subject to awards under the registrant’s 2010 Incentive Plan and 1998 Stock Incentive Plan that, on or after June 3, 2020, expire or otherwise terminate without having been exercised or issued in full, or are forfeited to or repurchased by the registrant due to failure to vest, or surrendered to satisfy tax withholding obligations. This registration statement shall also cover any additional shares of common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)
The proposed maximum offering price per share has been estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), as to the shares of common stock authorized for issuance pursuant to the 2020 Equity Incentive Plan, solely for the purpose of calculating the registration fee. The computation is based upon the average of the high and low prices of the common stock as reported on The Nasdaq Global Select Market on July 14, 2020, because the price at which the securities to be granted in the future may be exercised is not currently determinable.

(3)	Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act and was determined by multiplying the aggregate offering price by 0.0001298.

REALPAGE, INC.
REGISTRATION OF SECURITIES UNDER NEW EQUITY INCENTIVE PLAN APPROVED BY STOCKHOLDERS
This Registration Statement on Form S-8 registers shares of common stock of RealPage, Inc. (the “Registrant”) to be issued pursuant to the Registrant’s 2020 Equity Incentive Plan which was approved by the Registrant’s stockholders at the annual meeting of stockholders held on June 3, 2020.  The 2020 Equity Incentive Plan replaced the Registrant’s 2010 Equity Incentive Plan which was terminated as to future grants upon stockholder approval of the 2020 Equity Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents and information have been filed by RealPage, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference (except to the extent that information contained in Current Reports on Form 8-K therein is furnished and not filed):

a.	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on March 2, 2020.

b.	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed with the SEC on May 8, 2020.

c.
The Registrant’s Current Reports (i) on Form 8-K filed with the SEC on January 2, 2020, January 14, 2020, March 18, 2020, May 22, 2020, June 9, 2020 and July 15, 2020 and (ii) on Form 8-K/A filed with the SEC on February 27, 2020.

d.
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-34846) filed with the SEC on August 9, 2010 pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. We have entered into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We also maintain directors’ and officers’ liability insurance.

Item 7.    Exemption From Registration Claimed.

Not applicable.

Item 8.    Exhibits.

Exhibit Number	Document
4.1
Amended and Restated Certificate of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the SEC on August 6, 2018.

4.2
Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 3.4 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166397) filed with the SEC on July 26, 2010.

4.3
Specimen of Common Stock certificate of the Registrant, incorporated by reference to Exhibit 4.1 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (File No. 333-166397) filed with the SEC on July 26, 2010.

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney (see page 5 of this Form S-8).
99.1	RealPage, Inc. 2020 Equity Incentive Plan, incorporated by reference to Appendix A of the Registrant’s Proxy Statement filed on April 29, 2020.

Item 9.    Undertakings.

(a)    The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 6 of Part II of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on this 20th day of July, 2020.
REALPAGE, INC.

By: /s/ Stephen T. Winn
Stephen T. Winn
Chairman of the Board, Chief Executive Officer,
President and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen T. Winn and David G. Monk and each of them individually, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Stephen T. Winn Stephen T. Winn	Chairman of the Board of Directors, Chief Executive Officer, President and Director (Principal Executive Officer)	July 20, 2020
/s/ Thomas C. Ernst, Jr. Thomas C. Ernst, Jr.	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	July 20, 2020
/s/ Brian D. Shelton Brian D. Shelton	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	July 20, 2020
/s/ Alfred R. Berkeley Alfred R. Berkeley	Director	July 20, 2020
/s/ Peter Gyenes Peter Gyenes	Director	July 20, 2020
/s/ Scott S. Ingraham Scott S. Ingraham	Director	July 20, 2020
/s/ Dana S. Jones Dana S. Jones	Director	July 20, 2020
/s/ Charles F. Kane Charles F. Kane	Director	July 20, 2020
/s/ Jeffrey T. Leeds Jeffrey T. Leeds	Director	July 20, 2020
/s/ Jason A. Wright Jason A. Wright	Director	July 20, 2020